Exhibit 5.1

September 30, 2008

Wave Systems Corp.

480 Pleasant Street

Lee, MA 01238

Re:                               Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Wave Systems Corp., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of up to 48 shares of Series I Convertible Preferred Stock, $0.01 par value per share, of the Company (the “Preferred Stock”) pursuant to a Registration Statement on Form S-3 (No. 333-150340) (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”) and the related Prospectus and Prospectus Supplement to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended.

The Preferred Stock is to be sold to certain purchasers (the “Purchasers”) pursuant to Subscription Agreements (collectively, the “Subscription Agreements”) between the Company and the Purchasers.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus therein, the Prospectus Supplement, the Restated Certificate of Incorporation, Restated By-Laws, the Certificate of Designations, filed with the Secretary of State of the State of Delaware (the “Certificate of Designations”) on September 12, 2008, under which the shares of Preferred Stock were issued and we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Preferred Stock.  We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

For purposes of this opinion letter, we have also assumed that prior to the issuance of any Class A Common Stock, $0.01 par value per share, of the Company (the “Class A Common Stock”) upon conversion of or as a dividend on any Preferred Stock, sufficient shares of Class A Common Stock remain available under the Restated Certificate of Incorporation, as it may be amended.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion.  This opinion is limited solely to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.                                       The Preferred Stock will be duly authorized and, when issued and paid for in accordance with the terms and conditions of the Subscription Agreements, will be validly issued, fully paid and nonassessable.

2.                                       With respect to any Class A Common Stock that may be issued upon the conversion of or as a dividend on the Preferred Stock, upon due exercise of applicable conversion rights in accordance with the terms of the Preferred Stock and upon due execution and delivery on behalf of the Company of certificates for the Class A Common Stock, the Class A Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM MCCUTCHEN LLP